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                                                                   EXHIBIT 3.1.1

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                               US SEARCH CORP.COM



     US SEARCH Corp.com, a corporation organized and existing under the laws of the state of Delaware (the "Corporation") hereby certifies that:

     1.     The name of the Corporation is US SEARCH Corp.com.
     2. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was April 9, 1999.

     3. The following amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation and was approved by the stockholders of the Corporation as provided in Section 228 of the General Corporation Law.

     4. Article I of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

            "I.  The name of this corporation is:  US SEARCH.com Inc."

     IN WITNESS WHEREOF, US SEARCH Corp.com has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this 12th day of May, 1999.


                             US SEARCH CORP.COM


                             By   /s/ C. Nicholas Keating, Jr.
                               ----------------------------------------
                                  C. Nicholas Keating, Jr.
                                  President and Chief Executive Officer


ATTEST:


/s/ Tomas C. Tovar
---------------------------
Tomas C. Tovar
Secretary

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